Exhibit 23.3



                                                 [Troy-Ikoda Limited letterhead]





                   CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


We hereby consent to the use of the name Troy-Ikoda Limited and of references to Troy-Ikoda Limited and to the inclusion of and references to our report, or information contained therein, dated 12th March 2002, prepared for FX Energy in the FX Energy Corporation annual report on Form 10-K for the year ended 31st December 2001, and the incorporation by reference to the report prepared by Troy-Ikoda Limited into FX Energy Corporation's previously filed Registration Statements on Form S-1 (No. 333-40480) and on Form S-3 (No. 333-80489).

Troy-Ikoda Limited

/s/ Francis Boundy
Francis Boundy
Director


27th March 2002